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Exhibit 99.5

CONSENT OF WELLS FARGO SECURITIES, LLC

[LETTERHEAD OF WELLS FARGO SECURITIES, LLC]

The Board of Directors
Cole Corporate Income Trust, Inc.
2325 East Camelback Road, Suite 1100
Phoenix, Arizona 85016

The Board of Directors:

        We hereby consent to the inclusion of our opinion letter, dated August 30, 2014, to the Board of Directors of Cole Corporate Income Trust, Inc. ("CCIT") as Annex I to, and reference thereto under the headings "Summary — Opinions of CCIT's Financial Advisors — Wells Fargo Securities, LLC" and "The Merger — Opinions of CCIT's Financial Advisors — Wells Fargo Securities, LLC" in, the joint proxy statement/prospectus relating to the proposed transaction involving Select Income REIT ("SIR") and CCIT, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of SIR (the "Registration Statement"). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ WELLS FARGO SECURITIES, LLC WELLS FARGO SECURITIES, LLC
October 17, 2014

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  Exhibit 99.5
CONSENT OF WELLS FARGO SECURITIES, LLC [LETTERHEAD OF WELLS FARGO SECURITIES, LLC]